Exhibit 4.4

TWELFTH AMENDMENT TO RECEIVABLES SALE AGREEMENT

This TWELFTH AMENDMENT TO RECEIVABLES SALE AGREEMENT, dated as of April 21, 2017 (this “Amendment”), is entered into between SYNCHRONY BANK, a federal savings association organized under the laws of the United States (“Bank”), and RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer”), pursuant to the Receivables Sale Agreement referred to below.

WITNESSETH:

WHEREAS, Bank and Buyer are parties to the Receivables Sale Agreement, dated as of June 27, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, the Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, the Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, the Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, the Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, the Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, the Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, the Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, the Designation of Removed Accounts and Tenth Amendment to Receivables Sale Agreement, dated as of November 7, 2014 and the Eleventh Amendment to Receivables Sale Agreement, dated as of March 3, 2016 (as amended, the “Agreement”); and

WHEREAS, Bank and Buyer desire to amend the Agreement as set forth herein;

NOW, THEREFORE, Bank and Buyer hereby agree as follows:

1.                  Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.                  Amendments to the Agreement. Section 1.1 of the Agreement shall be amended by deleting the definition of “Monthly Period” in its entirety and replacing it with the following:

““Monthly Period” means (a) for each Payment Date prior to the June 2017 Payment Date, the period beginning on the 22nd day of the second preceding calendar month and ending on the 21st day of the immediately preceding calendar month, (b) with respect to the June 2017 Payment Date, the period beginning on April 22, 2017 and ending on May 31, 2017 and (c) with respect to any Payment Date on and after the July 2017 Payment Date, the calendar month immediately preceding such Payment Date.”

3.                  Representations and Warranties of Sellers. Bank hereby represents and warrants to Buyer as of the date hereof that this Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

4.                  Effectiveness. This Amendment shall become effective as of the date first written above; provided that Bank and Buyer shall have executed a counterpart of this Amendment.

5.                  Binding Effect; Ratification.

(a)                On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Receivables Sale Agreement and (ii) each reference in the Receivables Sale Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Receivables Sale Agreement, shall mean and be a reference to such Receivables Sale Agreement as amended hereby.

(b)               Except as expressly amended hereby, the Receivables Sale Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

6.                  No Proceedings. Until the date one year plus one day following the date on which all amounts due with respect to securities rated by a Rating Agency that were issued by any entity holding Transferred Assets or an interest therein have been paid in full in cash, Bank shall not, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit Bank’s right to pursue any other creditor rights or remedies that Bank may have under any applicable law. The Receivables Sale Agreement and the obligations of Bank under this Section 6 shall survive the termination of the Agreement.

7.                  Miscellaneous.

(a)                THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)               Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)                This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered electronically.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first above written.

RFS HOLDING, L.L.C., as Buyer

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Vice President

S-1	Twelfth Amendment to Receivables Sale Agreement

SYNCHRONY BANK, as a Seller

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Senior Vice President & Treasurer

S-2	Twelfth Amendment to Receivables Sale Agreement